UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 27, 2009

FLEXSTEEL INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-5151	42-0442319
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3400 Jackson Street, Dubuque, Iowa		52001
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 563-556-7730

_______________________________________________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On March 27, 2009, following a review of credit requirements by Flexsteel Industries, Inc. (the “Company”), the Company entered into amended credit facility agreements with JP Morgan Chase Bank, N.A. The Company’s short-term credit facility was increased from $12 million to $15 million and extended to June 30, 2010. The long-term credit facility was reduced from $20 million to $10 million and expires September 30, 2011.

The Company pledged accounts receivable and inventory as security under the amended credit facility agreements. The amount of credit available to the Company will be based on eligible accounts receivable and inventory as defined in the amended agreements. One operating covenant will remain, which is an interest coverage ratio. The ratio is computed as net income plus amortization, depreciation, interest expense, income taxes and the aggregate of all expenses related to stock options (“EBITDA”) divided by interest expense, which will vary by quarter over the term of the agreement. The Company believes that the available credit under the amended agreements is sufficient to support its financing needs.

Copies of the agreements amending the credit facilities are attached to this Current Report on Form 8-K as Exhibits 10.1, 10.2, 10.3 and 10.4.

Item 9.01  Financial Statements and Exhibits.

(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	Exhibits

Exhibit No.	Description

Exhibit 10.1	Amendment to Credit Agreement dated March 27, 2009 between Flexsteel Industries, Inc. and JPMorgan Chase Bank, N.A.

Exhibit 10.2	Continuing Security Agreement dated March 27, 2009 between Flexsteel Industries, Inc. and JPMorgan Chase Bank, N.A.

Exhibit 10.3	Line of Credit Note (“Facility A”) dated March 27, 2009 between Flexsteel Industries, Inc. and JPMorgan Chase Bank, N.A.

Exhibit 10.4	Line of Credit Note (“Facility B”) dated March 27, 2009 between Flexsteel Industries, Inc. and JPMorgan Chase Bank, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLEXSTEEL INDUSTRIES, INC. (Registrant)
Date:	March 31, 2009	By:	/s/ Timothy E. Hall
Timothy E. Hall Vice President-Finance, CFO, and Secretary Principal Financial Officer